Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2026

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.3 million, or $0.41 per basic and diluted share, for the three months ended December 31, 2025, compared to net income of $1.2 million, or $0.38 per basic and diluted share, for the three months ended December 31, 2024.
Walter H. “Chip” Hasselbring, III, Chairman and Chief Executive Officer, commented, “We continue to execute on our business plan and are pleased with our results for the quarter.  As previously announced, we are excited about our pending merger with ServBanc.  The transaction remains on track for a first quarter close as previously reported.”
For the three months ended December 31, 2025, net interest income was $6.0 million compared to $5.0 million for the three months ended December 31, 2024.  We recorded a provision for credit losses of $34,000 for the three months ended December 31, 2025, compared to a credit for credit losses of $450,000 for the three months ended December 31, 2024.  Interest income decreased to $10.5 million for the three months ended December 31, 2025, from $11.0 million for the three months ended December 31, 2024.  Interest expense decreased to $4.6 million for the three months ended December 31, 2025, from $6.0 million for the three months ended December 31, 2024.  Noninterest income increased to $1.4 million for the three months ended December 31, 2025, from $1.3 million for the three months ended December 31, 2024.  Noninterest expense increased to $5.5 million for the three months ended December 31, 2025, from $5.0 million for the three months ended December 31, 2024.  The largest component of this increase was professional services, which increased primarily due to additional legal and consulting services received as a result of the pending merger with ServBanc Holdco, Inc.  Provision for income tax increased to $494,000 for the three months ended December 31, 2025, from $463,000 for the three months ended December 31, 2024.
The Company announced unaudited net income of $2.7 million, or $0.84 per basic and diluted share for the six months ended December 31, 2025, compared to $1.9 million, or $0.57 per basic and diluted share for the six months ended December 31, 2024.  For the six months ended December 31, 2025, net interest income was $12.2 million compared to $9.8 million for the six months ended December 31, 2024.  We recorded a credit for credit losses of $8,000 for the six months ended December 31, 2025, compared to a credit for credit losses of $68,000 for the six months ended December 31, 2024.  Interest income decreased to $21.6 million for the six months ended December 31, 2025, from $21.9 million for the six months ended December 31, 2024.  Interest expense decreased to $9.5 million for the six months ended December 31, 2025 from $12.1 million for the six months ended December 31, 2024. Non-interest income decreased to $2.5 million for the six months ended December 31, 2025, from $2.7 million for the six months ended December 31, 2024.  Non-interest expense increased to $10.9 million for the six months ended December 31, 2025, from $10.0 million for the six months ended December 31, 2024.  Provision for income tax increased to $1.0 million for the six months ended December 31, 2025, from $681,000 for the six months ended December 31, 2024.
Total assets at December 31, 2025 were $830.4 million compared to $887.7 million at June 30, 2025.  Cash and cash equivalents decreased to $8.8 million at December 31, 2025, from $20.1 million at June 30, 2025.  Investment securities decreased to $184.8 million at December 31, 2025, from $187.8 million at June 30, 2025.  Net loans receivable decreased to $592.3 million at December 31, 2025, from $633.6 million at June 30, 2025.  Deposits decreased to $649.6 million at December 31, 2025, from $721.3 million at June 30, 2025.  The large decrease in deposits was due to approximately $59.3 million in deposits from a public entity that collects real estate taxes that were withdrawn in the six months ended December 31, 2025, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $83.6 million at December 31, 2025 from $72.9 million at June 30, 2025.  Stockholders’ equity increased to $87.4 million at December 31, 2025 from $81.8 million at June 30, 2025.  Equity increased primarily due to net income of $2.7 million, an increase of $3.1 million in accumulated other comprehensive income (loss), net of tax, and employee stock ownership plan (“ESOP”) and stock equity plan activity of $339,000, partially offset by the accrual of approximately $647,000 in dividends to our shareholders.

On October 29, 2025, the Company announced the signing of a merger agreement under which ServBanc Holdco, Inc. will acquire the Company in an all-cash transaction for total consideration valued at approximately $89.8 million, subject to certain potential adjustments described in the merger agreement. Subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the approval of the merger agreement by the Company’s shareholders, it is expected that the merger will be completed during the first quarter of 2026. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association.  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including changes in interest rates, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Interest and dividend income	$10,535	$11,010	$21,627	$21,923
Interest expense	4,564	5,993	9,473	12,085
Net interest income	5,971	5,017	12,154	9,838
Provision (credit) for credit losses	34	(450)	(8)	(68)
Net interest income after provision (credit) for credit losses	5,937	5,467	12,162	9,906
Noninterest income	1,360	1,257	2,502	2,665
Noninterest expense	5,475	5,042	10,938	10,038
Income before taxes	1,822	1,682	3,726	2,533
Income tax expense	494	463	1,006	681

Net income	$1,328	$1,219	$2,720	$1,852

Earnings per share (1)
Basic	$0.41	$0.38	$0.84	$0.57
Diluted	$0.41	$0.38	$0.84	$0.57
Weighted average shares outstanding (1)
Basic	3,243,273	3,225,512	3,240,867	3,223,114
Diluted	3,243,273	3,225,512	3,240,867	3,223,114
			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2025	For the Year Ended June 30, 2025
	(unaudited)
Return on average assets	0.64%	0.49%
Return on average equity	6.39%	5.52%
Net interest margin on average interest earning assets	2.98%	2.47%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At December 31, 2025	At June 30, 2025
	(unaudited)
Assets	$830,382	$887,659
Cash and cash equivalents	8,791	20,092
Investment securities	184,755	187,753
Net loans receivable	592,281	633,603
Deposits	649,561	721,258
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	83,609	72,919
Total stockholders’ equity	87,367	81,837
Book value per share (2)	26.07	24.42
Average stockholders’ equity to average total assets	9.97%	8.83%

Asset Quality
(Dollars in thousands)

	At December 31, 2025	At June 30, 2025
	(unaudited)
Non-performing assets (3)	$1,979	$211
Allowance for credit losses	6,526	6,627
Non-performing assets to total assets	0.24%	0.02%
Allowance for credit losses to total loans	1.09%	1.04%

(1) (2)	Shares outstanding do not include ESOP shares not committed for release. Total stockholders’ equity divided by shares outstanding of 3,351,526 at both December 31, 2025 and June 30, 2025.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.